                                                                            Exhibit 99.1

                                                                           News
                                                Release

                                Vectren Corporation
                                One Vectren Square
                                Evansville, IN 47708

FOR IMMEDIATE RELEASE
December 1, 2006

Investor Contact: Steve Schein, (812) 491-4209 or sschein@vectren.com
Media Contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com

Vectren receives approval of comprehensive conservation proposal to help
Indiana customers conserve, save money on natural gas bills

Indianapolis, Ind. - In response to continued historically high and volatile natural gas commodity prices across the country, Vectren Energy Delivery of Indiana (Vectren; NYSE: VVC) announced today it will launch an innovative program to help its Indiana customers lower their total natural gas bills by providing rebates on key appliances as well as the tools to obtain an in-depth understanding of how their homes or businesses use energy.

Approved today by the Indiana Utility Regulatory Commission (IURC), the program is part of a comprehensive Vectren conservation proposal that is the end product of an extended collaboration between Vectren and the Indiana Office of Utility Consumer Counselor (OUCC). The program effectively breaks the linkage between the recovery of fixed service costs and the amount of customer usage and positions Vectren to aggressively assist its customers to find ways to reduce their natural gas bills.

“This is a new day for our Indiana natural gas customers. The approval of the conservation program will enable us to squarely focus on helping our customers reduce usage and therefore save on their bills. This action is also important for our state and country as we continue to look for ways to reduce natural gas demand and increase supply,” said Vectren Chairman, President and CEO Niel C. Ellerbrook. “Customers want reliable energy at a predictable cost. This program provides customers the tools they need to individually implement energy efficiency measures and lower their usage. Since approximately 75 percent of each customer's bill is for the cost of gas they use, reducing consumption will produce significant savings.”

At the same session where the IURC approved Vectren’s conservation proposal, the IURC also initiated a statewide study into rate design alternatives and energy efficiency measures for natural gas utilities.

“We look forward to working together with the IURC, the OUCC, the gas industry and other stakeholders on this important proceeding,” Ellerbrook said.  “With today’s approval of Vectren’s conservation proposal and the initiation of this broader study into these important industry topics, Indiana is clearly distinguishing itself as a leader in regulatory actions that are designed to align the interests of utilities and their customers.”

To assist customers in the reduction of their gas usage, as part of the conservation proposal Vectren will begin a public education campaign that will address conservation program awareness and details. Highlights of the conservation program include a furnace and thermostat rebate as well as a detailed online energy audit tool.

In addition to the conservation program, the proposal also provides that Vectren’s delivery service charges will be adjusted to permit recovery of substantially all of the margins that were determined to be appropriate by the IURC at the time it established the existing base rates. This aspect of the proposal will initially be limited to Vectren’s North operations. As part of the settlement agreement with the OUCC, the Vectren South operations will defer implementation of this aspect of the proposal until new base rates are established by the IURC as a result of a pending rate proceeding.

“This fundamental change to the ratemaking paradigm will allow us to aggressively support customer conservation efforts, thus helping customers lower the total cost of their natural gas bills without penalizing the company for achieving reductions in customer usage,” Ellerbrook said. “As more energy companies across the country pursue the adoption of this type of innovative regulation the demand for natural gas throughout the United States should be reduced and as a result the price of the natural gas commodity should be lower than it otherwise would be.

“A national effort is underway and is likely the only near-term opportunity to help ease the pressures on energy supplies and prices,” Ellerbrook added. “With energy providers now spearheading these types of initiatives as a national group, I’m optimistic we can better address and hopefully overcome this continuing crisis. We also received authorization for a similar conservation proposal relating to our Ohio operations in September of this year and we are now positioned to effectuate a culture change at Vectren that will focus our efforts on assisting our customers in using less energy.”

These new conservation efforts also align with the National Action Plan for Energy Efficiency, an effort Vectren announced participation in during July. The Environmental Protection Agency effort is a comprehensive plan delivered through electric and gas utilities that could reduce prices for natural gas, help defer the need for 40 new 500 megawatt-power plants, avoid the greenhouse gas emissions equivalent to those of more than 35 million vehicles, and lower the costs of air pollution controls.

The National Action Plan brings together leading energy sector organizations representing different stakeholder perspectives to determine how best to promote greater investment in energy efficiency by the customers of electric and gas utilities - covering most of the energy used in American homes, buildings and industries. This collaborative approach is essential as greater investment in energy efficiency requires a concerted effort by customers, utilities, regulators, states and other stakeholders. The recommendations appear in full in the Action Plan Executive Summary which is available at www.epa.gov/cleanenergy.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.